SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
       RULES 13d-1(b)(c) and (d) and AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)
                               (Amendment No. 2)1

                               Trenwick Group Ltd.
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                                (Name of Issuer)

                          Common Stock, $.10 par value
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                         (Title of Class of Securities)

                                   G9032C 10 9
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                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)



--------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. G9032C 10 9                              Page  2  of  6   Pages
                                                         -      -
---------------------                              -----------------------------
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1                              NAME OF REPORTING PERSON
                               S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
                               PERSON (ENTITIES ONLY)

                               Neil Gagnon
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2                              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) [ ]
                                                  (b) [X]
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3                              SEC USE ONLY

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4                              CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States of America
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                       5       SOLE VOTING POWER

                               -0-
                       ---------------------------------------------------------
      NUMBER OF        6       SHARED VOTING POWER
       SHARES
    BENEFICIALLY               -0-
      OWNED BY         ---------------------------------------------------------
        EACH           7       SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                  -0-
        WITH           ---------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
9                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                       REPORTING PERSON

                       -0-
--------------------------------------------------------------------------------
10                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES* [   ]
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11                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       N/A
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
12                     TYPE OF REPORTING PERSON*

                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)    Name of Issuer:

          Trenwick Group Ltd.

Item 1(b)    Address of Issuer's Principal Executive Offices:

          LOM Building, 27 Reid Street
          Hamilton, HM 11, Bermuda

Item 2(a)    Name of Person Filing:

          Neil Gagnon

Item 2(b)    Address of Principal Business Office or, if none, Residence:

          1370 Avenue of the Americas
          Suite 2002
          New York, NY 10019

Item 2(c)    Citizenship:

          United States of America

Item 2(d)    Title of Class of Securities:

          Common Shares, par value $.10 per share

Item 2(e)    CUSIP Number:

          G9032C 10 9

Item 3 If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

          Not Applicable

Item 4     Ownership.

Item 4(a)    Amount Beneficially Owned:

          As of December 31, 2003, Neil Gagnon beneficially owned no shares of Common Stock of Trenwick Group Ltd.

Item 4(b)    Percent of Class:

          N/A

Item 4(c)    Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote: -0-

     (ii)  shared power to vote or to direct the vote: -0-

     (iii) sole power to dispose or to direct the disposition of: -0-

     (iv)  shared power to dispose or to direct the disposition of: -0-

Items 5-9.   Not applicable.

Item 10      Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 12, 2004
                                                    ----------------------------
                                                    Date


                                                    /s/ Neil Gagnon
                                                    ----------------------------
                                                    Neil Gagnon